Exhibit 16

Madison Enterprises Group, Inc.
488 Madison Avenue, Suite 1100
New York, NY 10022

March 30, 2012

Mintz & Fraade Enterprises, LLC
Sierra Grey Capital, LLC
488 Madison Avenue, Suite 1100
New York, NY 10022

Re:	Acquisition Agreement dated May 10, 2011 between Madison Enterprises Group, Inc. and Fastfix, Inc.
Gentlemen:
Reference is made to the Acquisition Agreement (the “Acquisition Agreement”) dated May 10, 2011 between Madison Enterprises Group, Inc. (“Madison") and Mintz & Fraade Enterprises, LLC and Sierra Grey Capital, LLC.  Pursuant to the Acquisition Agreement, the two million eight hundred twenty four thousand eight hundred (2,824,800) shares (the “Redeemed Shares”)  representing 88% of Madison were to be “redeemed” in consideration for Madison’s promise to pay one hundred fifty thousand ($150,000) dollars to Mintz & Fraade Enterprises, LLC and Sierra Grey Capital, LLC. The Redeemed Shares were to be redeemed as of the closing pursuant to the Acquisition Agreement (the “Closing”) based upon the agreement of Madison to pay one hundred fifty thousand ($150,000) dollars to Mintz & Fraade Enterprises, LLC and Sierra Grey Capital, LLC.  Mintz & Fraade Enterprises, LLC and Sierra Grey Capital, LLC, as of the Closing, do not own any interest or have any rights in the Redeemed Shares other than to receive payment. Accordingly, notwithstanding any provisions in the Acquisition Agreement to the contrary, the Redeemed Shares have been redeemed.

In order to implement the foregoing, the parties hereby agree that the third (3rd) “WHEREAS” provision of the Acquisition Agreement shall be deleted and replaced by the following “WHEREAS” provision:

WHEREAS,
1.           Madison desires to redeem two million eight hundred twenty four thousand eight hundred (2,824,800) shares (the “Redeemed Shares”) of its Common Stock from Mintz & Fraade Enterprises, LLC and Sierra Grey Capital, LLC, in consideration for Madison’s promise to pay one hundred fifty thousand ($150,000) dollars. Upon Closing, the Redeemed Shares shall be redeemed and Mintz & Fraade Enterprises, LLC and Sierra Grey Capital, LLC have no interest in the Redeemed Shares.

If the foregoing reflects your understanding of our agreement, please acknowledge by signing below.

Very truly yours,

                                                                            Madison Enterprises Group, Inc.

By:    /s/ Craig Eckert__________
                                                                                                                        Title: CEO

Acknowledged and Agreed

 Mintz & Fraade Enterprises, LLC

By:     /s/ Frederick M. Mintz
         Title: Chairman

Sierra Grey Capital, LLC.

By:     /s/ Michael Zaroff
           Title: President